Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

Craig Wanichek – Investor Relations

Monaco Coach Corporation

(541) 686-8011

http://www.monaco-online.com/

Monaco Announces Preliminary 3rd Quarter Results

COBURG, Oregon, October 18, 2004 — Monaco Coach Corporation (NYSE: MNC) today announced preliminary results for the quarter ended October 2, 2004. The company estimates that third quarter revenues will be in the $355 to $360 million range, as anticipated in prior guidance, but that earnings per share will range from 24 to 27 cents per share.  This compares to revenues of $303 million and earnings of 21 cents per share for the third quarter 2003.

Kay Toolson, Chairman and C.E.O. stated, “In the third quarter we saw challenges in the retail marketplace, as reflected by the August decline in retail motorhome sales.  This weakness continued through September.  The low and mid-priced diesel market segment continues to be very competitive.” Toolson added, “While the overall market remains difficult, we were very encouraged by the strong reception to our 2005 product offerings at the summer retail shows.  We also feel the long-term demographics remain very positive for the industry and our company.”

John Nepute, President, added “The softer retail market in the third quarter was exacerbated by the hurricanes in the Southeast, where a significant amount of our motorhomes are sold.  To help ensure the integrity of our balance sheet and discourage a build up of finished goods inventory we utilized a combination of promotional activity and discounts to move the units to the dealer lots.  While this certainly impacted results for the quarter, we felt it was in the best interest of the company long-term.”

Additionally, the company announced that it has already taken steps to reduce production output in the 4th quarter.  Marty Daley, Vice President and Chief Financial Officer said, “We continually monitor our rate of production versus retail sales levels.  After we saw a slow down in the retail market in August and September we adjusted our run rates to more closely align with weaker retail levels.  This lower level of production should reduce our reliance on wholesale discounts and retail sales promotional activity.”

Daley went on to say, “In addition to sales promotion expenses, our SG&A costs increased due to higher show and other marketing related expenses in the third quarter as compared to the second quarter of this year.”

Monaco will provide further information on its third quarter results as well as guidance for the fourth quarter and fiscal year 2005 on the company’s conference call, scheduled for October 27 at 2 P.M. EST.

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Indiana, Monaco Coach Corporation is one of the nation’s leading manufacturers of recreational vehicles. The company offers customers luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and Royale Coach brand names.

The statements above regarding the Company’s expectations for revenue and earnings per share for the third quarter of 2004 are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including accounting adjustments as we compile our final results for the quarter.  Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2003, and the 2003 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http:www.sec.gov